Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports First Quarter 2023 Financial Results
JACKSONVILLE, Fla. / May 9, 2023 Redwire Corporation (NYSE: RDW), a global leader in space infrastructure that provides the foundational building blocks that are enabling the most complex space missions, today announced results for its first quarter ended March 31, 2023. Unless otherwise referred to as Comparable Revenues, financial information presented herein includes the results of Space NV for periods including and subsequent to the acquisition date of October 31, 2022.

Redwire will live stream a presentation with slides. Please use the link below to follow along with the live stream:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=mxus7cl7

Q1 2023 Highlights
•Revenues for the first quarter of 2023 increased 75.3% to $57.6 million, as compared to $32.9 million for the first quarter of 2022. Revenues also grew sequentially by 7.3%, as compared to the fourth quarter of 2022.
•Comparable Revenues1 for the first quarter of 2023 increased 37.9% to $45.3 million, as compared to $32.9 million for the first quarter of 2022.
•Net Loss for the first quarter of 2023 improved 58.0% to $(7.3) million, as compared to $(17.3) million for the first quarter of 2022. Net Loss also improved sequentially by 72.0%, as compared to the fourth quarter of 2022.
•Adjusted EBITDA1 for the first quarter of 2023 increased 193.0% to $4.3 million as compared to $(4.7) million for the first quarter of 2022. Adjusted EBITDA also grew sequentially by $5.1 million as compared to the fourth quarter of 2022.
•Contracted Backlog2 increased 108.8% year-over-year to $286.8 million as of March 31, 2023, as compared to $137.3 million as of March 31, 2022.
•For the full year ended December 31, 2023, Redwire affirms that it expects revenues to be in a range of $220.0 million to $250.0 million.

“We have started 2023 off with both record revenue and positive Adjusted EBITDA,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “Our strategy of providing proven space heritage products in the present combined with technical innovation for the future is on track for achieving profitability and delivering significant momentum as we continue to execute our 2023 plan.”

1Comparable Revenues and Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of these Non-GAAP measures.
2 Contracted Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

Additional Financial Highlights:
•Book-to-Bill3 ratio for the first quarter of 2023 was 0.51 as compared to 0.93 as of the first quarter of 2022. On a last twelve month (LTM) basis, Book-to-Bill was 1.60 as of the first quarter of 2023, as compared to 0.85 as of the first quarter of 2022.
•Net cash used in operating activities for the first quarter of 2023 increased 22.7% to $(14.0) million, as compared to $(11.4) million for the first quarter of 2022. Free Cash Flow4 for the first quarter of 2023 was $(14.8) million, as compared to $(12.5) million for the first quarter of 2022. First quarter Free Cash Flow was impacted by a working capital increase supporting growth and the timing of milestone collections.
•Total available liquidity was $36.3 million as of March 31, 2023.

“Our first quarter 2023 financial performance showed outstanding operational and cost progress on both a sequential and year-over-year basis. During the quarter, we recognized record revenues and achieved positive Adjusted EBITDA4 of $4.3 million, a year-over-year improvement in Adjusted EBITDA of $9.0 million,” said Jonathan Baliff, Chief Financial Officer of Redwire. “Historically our first quarter is the most challenging, so our record revenue and Adjusted EBITDA combined with an LTM Book-to-Bill3 ratio of 1.60, produced an excellent start to 2023.”

Financial Results Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Wednesday, May 10, 2023 to review financial results for the first quarter ended March 31, 2023. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=mxus7cl7. The dial-in number for the live call is 888-645-4404 (toll free) or 862-298-0702 (toll), and the conference ID is 13738645.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13738645. The accompanying investor presentation will be available on May 10, 2023 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a global leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation, in-space 3D printing and manufacturing, avionics, critical components, sensors, digital engineering and space-based biotechnology. We combine decades of flight heritage with an agile and innovative culture. Our “Heritage plus Innovation” strategy enables us to combine proven performance with new, innovative capabilities to provide our customers with the building blocks for the present and future of space infrastructure. For more information, please visit www.redwirespace.com.

3 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
4 Free Cash Flow and Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the company’s limited operating history; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the company’s assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident involving Redwire or our competitors; (9) unsatisfactory performance of our products; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) the fact that we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock and warrants to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risk related to short sellers of our common stock; (24) our management team’s limited experience operating a public company; (25) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA, Free Cash Flow, and Comparable Revenues.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures. Comparable Revenues is calculated as revenues less acquisition-related revenues. Revenues are considered acquisition-related for the first four full quarters since the entities’ acquisition date. After the completion of four fiscal quarters, revenues from acquired entities are presented as comparable in the current period with prior periods conformed to current presentation.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. Comparable Revenues is used to compare revenues over various periods, excluding the impact of acquisitions whose results are not reflected in all periods presented. We believe Pro Forma Adjusted EBITDA and Comparable Revenues provide meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment and standard industry metrics. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.
During the first quarter of 2023, we made the following changes with respect to our KPIs:
•Changed the book-to-bill calculation to present this metric on an LTM (“Last Twelve Months”) basis, whereas prior period disclosures were presented on a year-to-date basis. Book-to-bill LTM is calculated by aggregation of quarterly revenues and contracts awarded for the last four quarters.
•Changed the backlog calculation to present only contracted backlog, whereas prior period disclosures also presented uncontracted backlog. There was no change in the calculation of contracted backlog.

Management believes these presentation changes will provide meaningful insights into contract award trends and increase comparability of the Company’s performance metrics with those of industry peers.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$11,273	$28,316
Accounts receivable, net	23,481	26,726
Contract assets	40,741	31,041
Inventory	1,452	1,469
Income tax receivable	688	688
Prepaid insurance	1,413	2,240
Prepaid expenses and other current assets	5,704	5,687
Total current assets	84,752	96,167
Property, plant and equipment, net	12,915	12,761
Right-of-use assets	12,956	13,103
Intangible assets, net	65,333	66,871
Goodwill	64,910	64,618
Equity method investments	3,259	3,269
Other non-current assets	953	909
Total assets	$245,078	$257,698

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$14,063	$17,584
Notes payable to sellers	—	1,000
Short-term debt, including current portion of long-term debt	1,679	2,578
Short-term operating lease liabilities	3,345	3,214
Short-term finance lease liabilities	356	299
Accrued expenses	36,275	36,581
Deferred revenue	24,999	29,817
Other current liabilities	3,506	3,666
Total current liabilities	84,223	94,739
Long-term debt	75,019	74,745
Long-term operating lease liabilities	12,415	12,670
Long-term finance lease liabilities	759	579
Warrant liabilities	4,098	1,314
Deferred tax liabilities	3,172	3,255
Other non-current liabilities	384	506
Total liabilities	$180,070	$187,808

REDWIRE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (In thousands of U.S. dollars, except share data)

	March 31, 2023	December 31, 2022
Convertible preferred stock, $0.0001 par value, 88,000 shares authorized; 81,250 and 81,250 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively. Liquidation preference of $162,500 and $162,500 as of March 31, 2023 and December 31, 2022, respectively.	$76,365	$76,365

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,912,000 shares authorized; none issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 64,280,631 and 64,280,631 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	6	6
Treasury stock, 141,811 and 141,811 shares, at cost, as of March 31, 2023 and December 31, 2022, respectively	(381)	(381)
Additional paid-in capital	200,084	198,126
Accumulated deficit	(213,786)	(206,528)
Accumulated other comprehensive income (loss)	2,492	2,076
Total shareholders’ equity (deficit)	(11,585)	(6,701)
Noncontrolling interests	228	226
Total equity (deficit)	(11,357)	(6,475)
Total liabilities, convertible preferred stock and equity (deficit)	$245,078	$257,698

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues	$57,605	$32,867
Cost of sales	43,388	27,696
Gross margin	14,217	5,171
Operating expenses:
Selling, general and administrative expenses	16,038	20,951
Transaction expenses	9	46
Research and development	388	1,724
Operating income (loss)	(2,218)	(17,550)
Interest expense, net	2,644	1,452
Other (income) expense, net	2,427	1,180
Income (loss) before income taxes	(7,289)	(20,182)
Income tax expense (benefit)	(31)	(2,889)
Net income (loss)	(7,258)	(17,293)
Net income (loss) attributable to noncontrolling interests	—	—
Net income (loss) attributable to Redwire Corporation	$(7,258)	$(17,293)

Net income (loss) per common share:
Basic and diluted	$(0.18)	$(0.28)

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(7,258)	$(17,293)
Foreign currency translation gain (loss), net of tax	418	(128)
Total other comprehensive income (loss), net of tax	418	(128)
Total comprehensive income (loss)	$(6,840)	$(17,421)

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA and Pro Forma Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Net income (loss)	$(7,258)	$(17,293)
Interest expense, net	2,644	1,452
Income tax expense (benefit)	(31)	(2,889)
Depreciation and amortization	2,466	3,658
Acquisition deal costs (i)	9	46
Acquisition integration costs (i)	306	458
Purchase accounting fair value adjustment related to deferred revenue (ii)	15	26
Severance costs (iii)	144	—
Capital market and advisory fees (iv)	1,388	1,958
Litigation-related expenses (v)	25	2,266
Equity-based compensation (vi)	1,958	4,411
Committed equity facility transaction costs (vii)	(106)	—
Warrant liability change in fair value adjustment (viii)	2,784	1,238
Adjusted EBITDA	4,344	(4,669)
Pro forma impact on Adjusted EBITDA (ix)	—	994
Pro Forma Adjusted EBITDA	$4,344	$(3,675)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire incurred purchase accounting fair value adjustments to unwind deferred revenue for MIS.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional costs associated with becoming a public company and the internalization of corporate services.
v.Redwire incurred expenses related to the Audit Committee investigation and securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire adjusted the fair value of the associated derivative asset with changes in fair value recognized as a gain or loss during the respective periods.
viii.Redwire adjusted the fair value of the private warrant liability with changes in fair value recognized as a gain or loss during the respective periods.
ix.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the three months ended March 31, 2022, the pro forma impact included the results of Space NV.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Net cash provided by (used in) operating activities	$(14,048)	$(11,446)
Less: Capital expenditures	(799)	(1,014)
Free Cash Flow	$(14,847)	$(12,460)
Free cash flow was impacted by a working capital increase supporting growth and the timing of milestone collections, including an increase in contract assets of $9.4 million and a decrease in deferred revenue of $4.8 million during the three months ended March 31, 2023.

Comparable Revenues
The following table presents the reconciliation of Comparable Revenues to Revenues, computed in accordance with U.S. GAAP.

	Three Months Ended		$ Change from prior year	% Change from prior year
(in thousands)	March 31, 2023	March 31, 2022
Revenues	$57,605	$32,867	$24,738	75%
Acquisition-related revenues:
Space NV	(12,268)	—	12,268	100
Comparable Revenues	$45,337	$32,867	$12,470	38%

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Contracts awarded	$29,665	$30,426	$296,638	$118,262
Revenues	57,605	32,867	185,287	138,770
Book-to-bill ratio	0.51	0.93	1.60	0.85
Book-to-bill is the ratio of total contract awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.60 for the LTM ended March 31, 2023, as compared to 0.85 for the LTM ended March 31, 2022. For the LTM ended March 31, 2023 and March 31, 2022, contracts awarded includes additions from Space NV and Techshot, which were acquired in the fourth quarters of 2022 and 2021, respectively.

Backlog
The following table presents our contracted backlog as of March 31, 2023 and December 31, 2022, and related activity for the three months ended March 31, 2023 as compared to the year ended December 31, 2022.

(in thousands)	March 31, 2023	December 31, 2022
Organic backlog, beginning balance	$184,912	$139,742
Organic additions during the period	23,465	194,539
Organic revenue recognized during the period	(45,337)	(148,891)
Foreign currency translation	13	(478)
Organic backlog, ending balance	163,053	184,912

Acquisition-related contract value, beginning balance	128,145	—
Acquisition-related contract value acquired during the period	—	109,765
Acquisition-related additions during the period	6,200	22,731
Acquisition-related revenue recognized during the period	(12,268)	(11,658)
Foreign currency translation	1,620	7,307
Acquisition-related backlog, ending balance	123,697	128,145
Contracted backlog, ending balance	$286,750	$313,057

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $20.0 million and $37.4 million in remaining contract value from time and materials contracts as of March 31, 2023 and as of December 31, 2022, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-

related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. The acquisition-related contract backlog activity presented in the table above includes only the contracted backlog of Space NV. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $124.7 million and $129.9 million as of March 31, 2023 and December 31, 2022, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.